Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

OPTEX SYSTEMS HOLDINGS, INC.

Up to $4,250,000 in Value of Shares of its Common Stock

At a Cash Purchase Price Not Greater than $2.75 per Share

Nor Less than $2.35 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 15, 2022, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

August 18, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 18, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Optex Systems Holdings, Inc., a Delaware corporation (“Optex”), to purchase for cash up to $4.25 million in value of shares of its common stock, $0.001 par value per share (the “Common Stock”), at a price not greater than $2.75 nor less than $2.35 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

Optex will, upon the terms and subject to the conditions of the Offer, determine a single per share price that it will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the number of shares of Common Stock so tendered and the prices specified, or deemed specified (as described in the attached Instruction Form), by tendering stockholders. Optex will select the single lowest purchase price, not greater than $2.75 nor less than $2.35 per share of Common Stock, that will allow it to purchase $4.25 million in value of shares of Common Stock, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price (defined below), shares of Common Stock having an aggregate value of less than or equal to $4.25 million are properly tendered and not properly withdrawn, Optex will buy all shares of Common Stock properly tendered and not properly withdrawn. The price Optex will select is referred to as the “Final Purchase Price.” Only shares of Common Stock properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority and proration provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the shares of Common Stock, regardless of any delay in making such payment. All shares of Common Stock acquired in the Offer will be acquired at the Final Purchase Price. Optex reserves the right, in its sole discretion, to change the per share purchase price range and to increase or decrease the value of shares of Common Stock sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, Optex may increase the number of shares of Common Stock accepted for payment in the Offer by no more than 2% of the outstanding shares of Common Stock without extending the Offer.

Optex reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 6 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, shares of Common Stock having an aggregate value in excess of $4.25 million, or such greater amount as Optex may elect to pay, subject to applicable law, have been properly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, Optex will accept the shares of Common Stock to be purchased in the following order of priority: (i) first, Optex will purchase all odd lots of less than 100 shares of Common Stock at the Final Purchase Price from stockholders who properly tender all of their shares of Common Stock at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Common Stock owned, beneficially or of record, by such odd lot holder will not qualify for this preference); and, (ii) second, after purchasing all the odd lots that were properly tendered at or below the Final Purchase Price, from all stockholders who properly tender shares of Common Stock at or below the Final Purchase Price, on a pro rata basis, and with appropriate adjustment to avoid purchases of fractional shares of Common Stock. Because of the “odd lot” priority and proration provisions described above, it is possible that Optex will not purchase all of the shares of Common Stock that you tender even if you tender them at or below the Final Purchase Price. Shares of Common Stock tendered at prices greater than the Final Purchase Price and shares of Common Stock not purchased because of proration provisions will be returned to the tendering stockholders at Optex’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on the receipt of financing or any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

We are the owner of record of shares of Common Stock held for your account. As such, we are the only ones who can tender your shares of Common Stock, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the shares of Common Stock we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your shares of Common Stock at prices not greater than $2.75 nor less than $2.35 per share of Common Stock, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest, or you may instruct us to tender your shares of Common Stock at the Final Purchase Price determined by Optex in accordance with the terms of the Offer.

2. You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your shares of Common Stock will be purchased in the event of proration.

3. The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on September 15, 2022, unless Optex extends the Offer.

4. The Offer is for up to $4.25 million in value of shares of Common Stock. At the maximum Final Purchase Price of $2.75 per share of Common Stock, Optex could purchase 1,545,454 shares of Common Stock if the Offer is fully subscribed (representing approximately 18.6% of the shares of Common Stock outstanding as of August 15, 2022). At the minimum Final Purchase Price of $2.35, Optex could purchase 1,808,510 shares of Common Stock if the Offer is fully subscribed (representing approximately 21.7% of the shares of Common Stock outstanding as of August 15, 2022).

5. Tendering stockholders who are tendering shares of Common Stock held in their name or who tender their shares of Common Stock directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Optex, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Optex’s purchase of shares of Common Stock under the Offer.

6. If you wish to tender portions of your shares of Common Stock at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares of Common Stock. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 15, 2022, UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of your shares of Common Stock, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares of Common Stock, we will tender all such shares of Common Stock unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of Common Stock of Optex. The Offer is not being made to holders of shares of Common Stock of Optex residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 18, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Optex Systems Holdings, Inc., a Delaware corporation (“Optex”), to purchase for cash up to $4.25 million in value of shares of its common stock, $0.001 par value per share (the “Common Stock”), at a price not greater than $2.75 nor less than $2.35 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to Optex the number of shares of Common Stock indicated below or, if no number is specified, all shares of Common Stock you hold for the account of the undersigned, at the price per share of Common Stock indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate number of shares of Common Stock to be tendered by you for the account of the undersigned:

__________________ shares of Common Stock

PRICE (IN DOLLARS) PER SHARE AT WHICH

SHARES OF COMMON STOCK ARE BEING TENDERED

(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES OF COMMON STOCK AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1)	COMMON STOCK TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below instead of one of the boxes under “Common Stock Tendered At Price Determined By Stockholder,” the undersigned hereby tenders shares of Common Stock at the purchase price as shall be determined by Optex in accordance with the terms of the Offer.

☐	The undersigned wants to maximize the chance that Optex will accept for payment all of the shares of Common Stock the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders shares of Common Stock at, and is willing to accept, the purchase price determined by Optex in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s shares of Common Stock being deemed to be tendered at the minimum price of $2.35 per share of Common Stock for purposes of determining the Final Purchase Price (as defined in the Offer to Purchase). This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per share price as low as $2.35.

(2)	COMMON STOCK TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking one of the following boxes instead of the box under “Common Stock Tendered At Price Determined Under The Offer,” the undersigned hereby tenders shares of Common Stock at the price checked. The undersigned understands that this action could result in Optex purchasing none of the shares of Common Stock tendered hereby if the purchase price determined by Optex for the shares of Common Stock is less than the price checked below.

☐ $2.35	☐ $2.45	☐ $2.55	☐ $2.65	☐ $2.75

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES OF COMMON STOCK.

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A STOCKHOLDER DESIRING TO TENDER SHARES OF COMMON STOCK AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES OF COMMON STOCK ARE TENDERED. THE SAME SHARES OF COMMON STOCK CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

ODD LOTS

(See Instruction 14 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, stockholders holding fewer than 100 shares of Common Stock may have their shares of Common Stock accepted for payment before any proration of other tendered shares of Common Stock. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more shares of Common Stock, even if such holders have separate accounts or certificates representing fewer than 100 shares of Common Stock. Accordingly, this section is to be completed ONLY if shares of Common Stock are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares of Common Stock. The undersigned:

☐	owns, whether beneficially or of record, an aggregate of fewer than 100 shares of Common Stock and is tendering all such shares of Common Stock.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security No.:

Address(es):

Phone Number (including Area Code):

Date: ____________, 2022

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